Exhibit 5.6

CONSENT OF CARL SCHULZE

Western Copper and Gold Corporation

The undersigned hereby consents to:

(i)

the inclusion and incorporation by reference of the scientific and technical information relating to the Casino mineral property located in Yukon, Canada of Western Copper and Gold Corporation (the “Company”) in connection with the preparation of which I was involved;

(ii)

the use of my name in connection with reference to my involvement in the preparation of certain technical information found in the report entitled “Western Copper and Gold Corporation, Casino Project, Form 43-101F1 Technical Report, Feasibility Study, Yukon, Canada”, dated August 8, 2022; and

(iii)

the inclusion and incorporation by reference of information derived from such report and the use of my name in connection with reference to my involvement in the preparation of certain technical information in the Registration Statement on Form F-10 of the Company.

/s/ Carl Schulze, P.Geo.
Carl Schulze, P.Geo.

Date: April 24, 2024